EXHIBIT 99

                     PAULA SHIVES TO BECOME GENERAL COUNSEL
                             FOR DARDEN RESTAURANTS

ORLANDO, FL - Paula J. Shives has accepted the post of Senior Vice President, General Counsel and Secretary for Darden Restaurants, Inc. Presently serving as General Counsel to Long John Silver's Restaurants, Inc., she will replace Cliff Whitehill-Yarza, who is retiring after 37 years with the company. She will become part of the Darden Executive Management team reporting to Joe Lee, Chairman and CEO.

"Paula is an extraordinary legal talent. She has over 20 years of legal experience including 15 in the restaurant business, making her uniquely qualified for her new responsibilities." said Joe Lee, Chairman and CEO. "We are very fortunate to have her join us and excited about the contributions she will make to our company."

Ms. Shives, 48, will join Darden Restaurants on May 10th. Following the completion of several proceedings at Long John Silver's, she will be moving to Orlando later this summer and will assume responsibility for administrating the Law Department including matters of board governance, corporate finance, securities regulation, labor and employment law issues. She holds a bachelor's degree from Western Kentucky University, a law degree from University of Kentucky and is active in numerous professional and community organizations. She joined Long John Silver's Restaurants, Inc. (formerly Jerrico) in 1979 as Corporate Counsel, and after a hiatus in private practice returned in 1985. She became Associate General Counsel in 1986 and General Counsel in 1995.

Darden Restaurants, with headquarters in Orlando, Florida, is the world's largest casual dining company, with 1,136 restaurants operating under the Red Lobster, Olive Garden and Bahama Breeze brands, over 113,000 employees and annual sales of $3.3 billion.



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